                      NEWS
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Cooper Tire & Rubber Company Reports
Third Quarter 2019 Results

FINDLAY, Ohio, Oct. 28, 2019 – Cooper Tire & Rubber Company (NYSE: CTB) today reported third quarter 2019 net income of $29 million, or diluted earnings per share of $0.58, compared with $54 million, or $1.07 per share, last year.

Third Quarter Highlights

•	Net sales decreased 4.5 percent to $704 million.

•	Unit volume decreased 7.0 percent compared to the third quarter of 2018.

•	Operating profit was $53 million, or 7.5 percent of net sales.

“Despite the continued impact of tariffs, we were pleased to deliver sequential operating profit margin improvement in the third quarter driven by positive trends in pricing, mix and raw materials,” said President & Chief Executive Officer Brad Hughes. “As expected, our volume was impacted by customer inventory actions in the U.S., as well as challenging market conditions in our other regions. Cooper continues to make progress on the strategic initiatives outlined at our Investor Day in 2018, including expansion into new channels and efforts to optimize our global manufacturing footprint, including our actions in the U.K. and new joint venture in Vietnam. We expect that the impact from our strategic initiatives will begin to make a more visible contribution to our results in 2020.”

Consolidated Results

Cooper Tire	Q3 2019 ($M)	Q3 2018 ($M)	Change
Net Sales	$704	$738	(4.5%)
Operating Profit	$53	$81	(35.0%)
Operating Margin	7.5%	11.0%	(3.5	) ppts.

Third quarter net sales were $704 million compared with $738 million in the third quarter of 2018, a decrease of 4.5 percent. Net sales included $54 million of lower unit volume and $7 million of unfavorable foreign currency impact, which were partially offset by $27 million of favorable price and mix.
Operating profit was $53 million compared with $81 million in the third quarter of 2018. Key drivers included:

•
$4 million benefit from lower product liability costs related to an adjustment of the company's product liability reserve model in the third quarter of 2019, compared to a $31 million benefit in 2018 resulting from a similar adjustment. The impact of the variance in the model adjustment, partially offset by normal activity, including settlements and changes in the amounts of reserves, resulted in $23 million of higher net product liability expense for the third quarter of 2019.

•	$15 million of higher costs related to new tariffs on products imported into the United States from China compared to the same period a year ago.

•	$20 million of favorable price and mix and $24 million of favorable raw material costs (excluding the new tariffs).

•	$16 million impact of lower volume, $12 million of higher manufacturing costs and $6 million of higher all other costs.

-more-

Cooper Q3 2019—2
Cooper's third quarter raw material index decreased 6.9 percent compared to the third quarter of 2018. The raw material index decreased 2.9 percent sequentially from 161.8 in the second quarter of 2019 to 157.1 in the third quarter of 2019.

The effective tax rate for the third quarter was 21.0 percent compared with 22.6 percent for the same period the prior year. The effective tax rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.
At the end of the third quarter, Cooper had $137 million in unrestricted cash and cash equivalents compared with $209 million at the end of the third quarter of 2018. Capital expenditures in the third quarter were $50 million compared with $46 million in the same period a year ago. In addition, as of the end of the third quarter, the company had invested $49 million in its new joint venture with Sailun Vietnam, named ACTR Company Limited.
The company generated a return on invested capital, excluding the impact of the goodwill impairment charge in the fourth quarter of 2018, of 7.8 percent for the trailing four quarters.

Americas Tire Operations

Americas Tire Operations	Q3 2019 ($M)	Q3 2018 ($M)	Change
Net Sales	$602	$629	(4.3%)
Operating Profit	$68	$87	(22.2%)
Operating Margin	11.3%	13.9%	(2.6	) ppts.

Third quarter net sales in the Americas segment decreased 4.3 percent as a result of $51 million of lower unit volume and $1 million of unfavorable foreign currency impact, partially offset by $25 million of favorable price and mix. For the quarter, segment unit volume was down 8.2 percent compared to the same period a year ago.

Cooper’s third quarter total light vehicle tire shipments in the U.S. decreased 7.7 percent. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. were up 0.7 percent. Total industry shipments (including an estimate for non-USTMA members) increased 3.5 percent for the period. As previously stated, Cooper's U.S. volume was impacted by customer inventory actions.

Third quarter operating profit was $68 million, or 11.3 percent of net sales, compared with $87 million, or 13.9 percent of net sales, for the same period in 2018. Operating profit included $23 million of favorable price and mix, and $22 million of favorable raw material costs (excluding the new tariffs). This was offset by $23 million related to product liability, $15 million of new tariffs, $13 million of volume, $6 million of manufacturing, $5 million of SG&A and $2 million of other costs compared to the same period a year ago.

International Tire Operations

International Tire Operations	Q3 2019 ($M)	Q3 2018 ($M)	Change
Net Sales	$132	$162	(18.6%)
Operating (Loss)/Profit	$(5)	$6	(180.6%)
Operating Margin	(3.7%)	3.7%	(7.4	) ppts.

Third quarter net sales in the International segment decreased 18.6 percent as a result of $28 million of lower unit volume and $6 million of unfavorable foreign currency impact, partially offset by $4 million of favorable price and mix. Segment unit volume decreased 16.4 percent driven primarily by lower intercompany shipments.
-more-

Cooper Q3 2019—3
The segment's third quarter operating loss was $5 million compared with operating profit of $6 million in the third quarter of 2018. The quarter included $3 million of unfavorable price and mix and $2 million of favorable raw material costs. In addition, the quarter included $1 million of lower SG&A costs, which were more than offset by $3 million of volume, $6 million of manufacturing, $1 million of restructuring and $1 million of other costs compared to the same period a year ago.
Outlook

“Cooper expects fourth quarter operating profit margin to improve sequentially, with full year operating profit margin slightly above the 5.9 percent we reported for full year 2018, driven by positive trends in pricing, mix and raw materials,” said Hughes. “We expect continued global volume headwinds in the fourth quarter, but we anticipate growth in 2020 driven by our strategic initiatives and improving market conditions.”

Additional management expectations for 2019 include:

•
Capital expenditures to range between $180 and $200 million. This does not include capital contributions related to Cooper’s pro rata share of its joint venture with Sailun Vietnam or other potential manufacturing footprint investments.

•	An effective tax rate, excluding significant discrete items, to range between 23 and 26 percent.

•	Charges related to the Melksham, England restructuring to be in a range of $8 to $10 million.
These expectations include tariffs already in place, but do not include rate changes or additional tariffs that continue to be considered, but have not yet been imposed.
Third Quarter 2019 Conference Call Today at 10 a.m. Eastern
Management will discuss the financial and operating results for the third quarter, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at https://services.choruscall.com/links/ctb191028.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.
Forward-Looking Statements
This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters the company anticipates may happen with respect to the future performance of the industries in which it operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such forward-looking statements are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including, but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;

•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;

•
changes to tariffs or trade agreements, or the imposition of new or increased tariffs or trade restrictions, imposed on tires, materials or manufacturing equipment which the company uses, including changes related to tariffs on tires, raw materials and tire manufacturing equipment imported into the U.S. from China or other countries;

-more-

Cooper Q3 2019—4

•	changes in economic and business conditions in the world, including changes related to the United Kingdom’s decision to withdraw from the European Union;

•	the inability to obtain and maintain price increases to offset higher production, tariffs or material costs;

•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;

•
a disruption in, or failure of, the company’s information technology systems, including those related to cybersecurity, could adversely affect the company’s business operations and financial performance;

•	the impact of the recently enacted tax reform legislation;

•	increased competitive activity including actions by larger competitors or lower-cost producers;

•	the failure to achieve expected sales levels;

•
changes in the company’s customer or supplier relationships or distribution channels, including the write-off of outstanding accounts receivable or loss of particular business for competitive, credit, liquidity, bankruptcy, restructuring or other reasons;

•	the failure to develop technologies, processes or products needed to support consumer demand or changes in consumer behavior, including changes in sales channels;

•
the costs and timing of restructuring actions and impairments or other charges resulting from such actions, including the possible outcome of the decision to cease light vehicle tire production in the U.K., or from adverse industry, market or other developments;

•	consolidation or other cooperation by and among the company’s competitors or customers;

•
inaccurate assumptions used in developing the company’s strategic plan or operating plans, or the inability or failure to successfully implement such plans or to realize the anticipated savings or benefits from strategic actions;

•	risks relating to investments and acquisitions, including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;

•
the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;

•	government regulatory and legislative initiatives including environmental, healthcare, privacy and tax matters;

•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;

•	changes in interest or foreign exchange rates or the benchmarks used for establishing the rates;

•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;

•	failure to implement information technologies or related systems, including failure by the company to successfully implement ERP systems;

•	the risks associated with doing business outside of the U.S.;

•	technology advancements;

•	the inability to recover the costs to refresh existing products or develop and test new products or processes;

•	failure to attract or retain key personnel;

•
changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate or expected return on plan assets assumptions, or changes to related accounting regulations;

•	changes in the company’s relationship with its joint venture partners or suppliers, including any changes with respect to its former PCT joint venture’s production of TBR products;

•	the ability to find and develop alternative sources for TBR products;

•
a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time;

•	the inability to adequately protect the company’s intellectual property rights; and

•	the inability to use deferred tax assets.

-more-

Cooper Q3 2019—5
It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, operating profit, net income, earnings per share or other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule.  The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ after tax operating profit, exclusive of certain items affecting comparability of results from period to period and utilizing the company’s adjusted effective tax rate, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.
About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:                        Media Contact:
Jerry Bialek                            Anne Roman
419.424.4165                            419.429.7189
investorrelations@coopertire.com                    alroman@coopertire.com

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Cooper Tire & Rubber Company
Consolidated Statements of Income
(Unaudited)

(Dollar amounts in thousands except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$704,134	$737,671	$2,002,428	$2,037,575
Cost of products sold	589,768	597,724	1,700,662	1,718,920
Gross profit	114,366	139,947	301,766	318,655
Selling, general and administrative expense	60,786	58,746	183,452	178,236
Restructuring expense	811	—	7,442	—
Operating profit	52,769	81,201	110,872	140,419
Interest expense	(7,476)	(7,930)	(23,599)	(24,038)
Interest income	1,507	2,399	6,887	6,702
Other pension and postretirement benefit expense	(9,562)	(6,932)	(28,212)	(20,885)
Other non-operating expense	(509)	2,922	(593)	(129)
Income before income taxes	36,729	71,660	65,355	102,069
Provision for income taxes	7,721	16,227	19,908	21,944
Net income	29,008	55,433	45,447	80,125
Net (loss) income attributable to noncontrolling shareholders' interests	(336)	1,720	301	3,120
Net income attributable to Cooper Tire & Rubber Company	$29,344	$53,713	$45,146	$77,005

Earnings per share:
Basic	$0.58	$1.07	$0.90	$1.53
Diluted	$0.58	$1.07	$0.90	$1.52

Weighted average shares outstanding (000s):
Basic	50,179	50,065	50,148	50,443
Diluted	50,358	50,279	50,366	50,678

Segment information:
Net Sales
Americas Tire	$601,957	$628,704	$1,699,201	$1,698,507
International Tire	132,270	162,401	414,569	491,484
Eliminations	(30,093)	(53,434)	(111,342)	(152,416)

Operating profit (loss):
Americas Tire	$67,941	$87,353	$153,544	$159,068
International Tire	(4,831)	5,994	(7,466)	19,080
Unallocated corporate charges	(11,051)	(12,518)	(34,781)	(38,188)
Eliminations	710	372	(425)	459

Cooper Tire & Rubber Company
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollar amounts in thousands)
	September 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$137,093	$208,616
Notes receivable	8,647	7,819
Accounts receivable	617,753	616,200
Inventories	566,880	531,362
Other current assets	48,501	53,897
Total current assets	1,378,874	1,417,894

Property, plant and equipment, net	1,011,792	964,404
Operating lease right-of-use assets, net	86,285	—
Goodwill	18,851	52,725
Intangibles, net	113,510	122,875
Deferred income tax assets	24,256	47,043
Investment in joint venture	48,936	—
Other assets	14,112	7,946
Total assets	$2,696,616	$2,612,887

Liabilities and Equity
Current liabilities:
Notes payable	$16,188	$14,831
Accounts payable	253,821	252,551
Accrued liabilities	305,477	269,862
Income taxes payable	15,787	17,407
Current portion of long-term debt and finance leases	173,578	1,376
Total current liabilities	764,851	556,027

Long-term debt and finance leases	120,657	294,841
Noncurrent operating leases	60,335	—
Postretirement benefits other than pensions	234,773	255,980
Pension benefits	106,577	146,198
Other long-term liabilities	140,960	131,332
Total parent stockholders' equity	1,209,110	1,167,544
Noncontrolling shareholders' interests in consolidated subsidiaries	59,353	60,965
Total liabilities and equity	$2,696,616	$2,612,887

Cooper Tire & Rubber Company
Consolidated Statements of Cash Flows
(Unaudited)

(Dollar amounts in thousands)
	Nine Months Ended September 30,
	2019	2018
Operating activities:
Net income	$45,447	$80,125
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	111,518	110,210
Stock-based compensation	3,473	3,867
Change in LIFO inventory reserve	2,438	1,134
Amortization of unrecognized postretirement benefits	27,314	27,535
Changes in operating assets and liabilities:
Accounts and notes receivable	(80,571)	(88,942)
Inventories	(96,043)	(24,957)
Other current assets	(352)	(9,190)
Accounts payable	(2,492)	6,500
Accrued liabilities	(5,350)	(6,832)
Other items	(19,795)	(65,928)
Net cash (used in) provided by operating activities	(14,413)	33,522
Investing activities:
Additions to property, plant and equipment and capitalized software	(155,808)	(143,974)
Investment in joint venture	(49,001)	—
Proceeds from the sale of assets	6	160
Net cash used in investing activities	(204,803)	(143,814)
Financing activities:
Issuances of short-term debt	1,488	2,467
Repayments of short-term debt	(588)	(24,619)
Repayments of long-term debt and finance lease obligations	(1,196)	(1,203)
Payment of financing fees	(2,207)	(1,230)
Repurchase of common stock	—	(30,183)
Payments of employee taxes withheld from share-based awards	(1,376)	(2,107)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(15,799)	(15,880)
Issuance of common shares related to stock-based compensation	114	—
Excess tax benefits on stock-based compensation	—	275
Net cash used in financing activities	(19,564)	(72,480)
Effects of exchange rate changes on cash	1,958	2,812
Net change in cash, cash equivalents and restricted cash	(236,822)	(179,960)
Cash, cash equivalents and restricted cash at beginning of period	378,246	392,306
Cash, cash equivalents and restricted cash at end of period	$141,424	$212,346

Cash and cash equivalents	$137,093	$208,616
Restricted cash included in Other current assets	2,850	1,311
Restricted cash included in Other assets	1,481	2,419
Total cash, cash equivalents and restricted cash	$141,424	$212,346

Cooper Tire & Rubber Company
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(Dollar amounts in thousands)

RETURN ON INVESTED CAPITAL (ROIC)

	Trailing Four Quarters Ended September 30, 2019
Calculation of ROIC			Calculation of Net Interest Tax Effect
Adjusted (Non-GAAP) operating profit		$169,524	Provision for income taxes (c)			$31,459
Adjusted (Non-GAAP) effective tax rate	28.3%		Adjusted (Non-GAAP) income before income taxes (d)			$111,169
Income tax expense on operating profit	47,973		Adjusted (Non-GAAP) effective income tax rate (c)/(d)			28.3%
Adjusted operating profit after taxes (a)		121,551
Total invested capital (b)		$1,558,772
ROIC, including noncontrolling equity (a)/(b)		7.8%

Calculation of Invested Capital (five quarter average)	Equity	Long-term debt and finance leases	Current portion of long-term debt and finance leases	Notes payable	Total invested capital
September 30, 2019	$1,268,463	$120,657	$173,578	$16,188	$1,578,886
June 30, 2019	1,254,026	120,624	173,766	19,656	1,568,072
March 31, 2019	1,248,218	121,305	173,974	20,074	1,563,571
December 31, 2018	1,232,443	121,284	174,760	15,288	1,543,775
September 30, 2018	1,228,509	294,841	1,376	14,831	1,539,557
Five quarter average	$1,246,332	$155,742	$139,491	$17,207	$1,558,772

Calculation of Trailing Four Quarter Income and Expense Inputs
Quarter-ended:	Operating profit as reported	Goodwill impairment charge*	Adjusted operating profit	Provision for income taxes as reported	Income before income taxes as reported	Goodwill impairment charge*	Adjusted income before income taxes
September 30, 2019	$52,769	$—	$52,769	$7,721	$36,729	$—	$36,729
June 30, 2019	31,671	—	31,671	5,851	15,109	—	15,109
March 31, 2019	26,431	—	26,431	6,337	13,515	—	13,515
December 31, 2018	24,826	33,827	58,653	11,550	11,989	33,827	45,816
Trailing four quarters	$135,697	$33,827	$169,524	$31,459	$77,342	$33,827	$111,169
*The Company recorded a non-cash goodwill impairment charge of $33,827 in the fourth quarter of 2018 related to the company's Chinese joint venture.